EXHIBIT 10.61
Hill-Rom Holdings, Inc. FY 2011 Non-Employee Director Compensation Policy
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Non-employee directors, other than the Chairman of the Board, shall each receive an annual cash retainer of $50,000 (increased from $25,000) for their service as directors and shall not receive meeting fees for attendance at Board meetings; the Chairman of the Board shall receive an annual cash retainer of $125,000 (reduced from $150,000) for service as Chairman of the Board.

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Each non-employee director, other than the Chairman of the Board, who is a member of the Nominating/Corporate Governance, Audit or Compensation and Management Development Committee, shall receive a fee of $1,500 for each Committee meeting attended, in person or by telephone. Notwithstanding the foregoing, for any meeting of an ad hoc Committee of the Board that requires attendance in person or by telephone, the non-employee directors who attend, other than the Chairman of the Board, shall each receive a meeting fee of $1,500, except when such meetings occur before, during or after a meeting of the Board or a standing Committee of the Board that also is attended by such directors.

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The Chairpersons of each of the Audit, Compensation and Management Development and Nominating/Corporate Governance Committees shall receive an additional $12,500, $8,000 and $7,000 annual retainer, respectively.

•	Non-employee directors who attend meetings of Committees of which they are not members shall receive no fees for their attendance.
•	Board and Committee retainers shall be paid in quarterly installments and the meeting fees shall be paid following the applicable meetings.
•	Each non-employee director shall be reimbursed for expenses incurred as a result of attendance at Board or Committee meetings.
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Each non-employee director shall be awarded, on the first trading day following the close of each annual meeting of the Company’s shareholders, restricted stock units (otherwise known as deferred stock awards) valued at $120,000 on the date of grant under the Corporation’s Stock Incentive Plan; provided that the Chairman of the Board’s annual grant of deferred stock awards shall be valued at $200,000. Each deferred stock award granted to any non-employee director shall be for a number of shares of Common Stock determined by dividing (i) the indicated dollar amount by (ii) the average high and low prices of the Common Stock on the date of grant. Vesting for all such restricted stock units will occur on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board.